Exhibit 99.1

News Release

Contacts:

Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com

Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com

H&E Equipment Services, Inc. Announces Extension of Offer and Consent Solicitation for All of
Its 11 1/8% Senior Secured Notes and 12 1/2% Senior Subordinated Notes

BATON ROUGE, Louisiana — June 21, 2006 — H&E Equipment Services, Inc. (“H&E Inc.”) (NASDAQ:HEES) and its wholly owned subsidiary, H&E Finance Corp. (“H&E Finance” and together with H&E Inc., the “Issuers”) announced today that they have extended the expiration date of their previously announced cash tender offer and consent solicitation for their 11 1/8% Senior Secured Notes due 2012 (the “Senior Secured Notes” — CUSIP No. 404085AB8), and 12 1/2% Senior Subordinated Notes due 2013 (the “Senior Subordinated Notes” — CUSIP No. 404085AF9) (the “Notes”).

As a result of the extension, the tender offer and consent solicitation will now expire at Midnight, New York City time, on July 20, 2006, unless terminated or further extended (the “Expiration Date”).

Pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement of the Issuers, dated May 25, 2006 (the “Statement”), as a result of the extension of the tender offer for more than ten business days from the previously scheduled expiration date of June 22, 2006, the price determination date will be extended and the total consideration (the “Total Consideration”) for the Notes as described in the Statement will be recalculated. The Total Consideration for the Notes will now be determined as of 10:00 a.m., New York City time, on July 6, 2006 (the “Price Determination Date”) unless otherwise extended. Holders who validly tender their Notes and deliver their consents prior to the Expiration Date will receive the Total Consideration calculated on the Price Determination Date. Holders of Notes validly tendered prior to the Expiration Date will also receive accrued and unpaid interest on their tendered Notes up to, but not including, the payment date for the tender offer and consent solicitation.

As of June 22, 2006, the Issuers had received tenders and consents for $195.5 million in aggregate principal amount of the Senior Secured Notes, representing approximately 97.8% of the outstanding Senior Secured Notes and $53.0 million in aggregate principal amount of the Senior Subordinated Notes, representing 100% of the outstanding Senior Subordinated Notes.

The complete terms and conditions of the tender offer and consent solicitation are described in the Statement and the related Consent and Letter of Transmittal, copies of which may be obtained by contacting D.F. King & Co., Inc., the information agent for the tender offer and consent solicitation, at (212) 269-5550 or (800) 714-3312 (toll free). Questions regarding the tender offer and consent solicitation may be directed to the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation: Credit Suisse Securities (USA) LLC, which may be contacted at (212) 538-0652 or (800) 820-1653 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Statement and the related Consent and Letter of Transmittal.

H&E Inc. is one of the largest integrated equipment services companies in the United States with 47 full-service facilities throughout the Intermountain, Southwest, Gulf Coast, West Coast and Southeast regions of the United States. H&E Inc. is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, H&E Inc. is a one-stop provider for its customers’ varied equipment needs. This full service approach provides H&E Inc. with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transaction described above. H&E Inc. cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, H&E Inc. cannot assure you that the proposed transaction described above will be consummated on the terms H&E Inc. currently contemplates, if at all, or that the notes tendered in the tender offer and consent solicitation described above will be accepted for purchase. More information about the risks and uncertainties relating to these forward-looking statements are found in H&E Inc.’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005, which is available free of charge on the SEC’s web site at http://www.sec.gov.

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